EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of
SMTP, Inc.

We consent to the incorporation by reference in this Registration Statement (No. 333-201350) on Form S-3 and related Prospectus of SMTP, Inc. for the registration of $50,000,000 Shares of Common Stock / Preferred Stock / Warrants / Units of our report dated December 22, 2014 on the audited combined balance sheets of Quattro Hosting, LLC and affiliated companies as of December 31, 2013 and December 31, 2012, and the related combined statements of operations, combined members' equity and combined cash flows for the year then ended, which is incorporated in the Company's Form 8-K/A filed with the Securities and Exchange Commission on December 31, 2014.

We also consent to the reference to our firm under the captions "Experts" in such Registration Statement.

Geneva, Switzerland

January 8, 2015

BAKER TILLY SPIESS SA

/s/ David Bueche

/s/ Yvan Zweifel

David Bueche

Yvan Zweifel

Licensed audit expert

Licensed audit expert